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                                                                    EXHIBIT 23.3

                            [LETTERHEAD OF KPMG LLP]

                              CONSENT OF KPMG LLP

The Board of Directors
Lunar Corporation:

    We consent to incorporation by reference in this registration statement on Form S-4 of General Electric Company of our reports dated July 24, 1998 relating to the consolidated balance sheet of Lunar Corporation and subsidiaries as of June 30, 1998 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended
June 30, 1998 and the related financial statement schedule, which reports appear in the June 30, 1999 annual report on Form 10-K of Lunar Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG LLP

Chicago, Illinois
June 22, 2000